Exhibit 10.1

Green Dragon Wood Products, Inc.

Unit 312, 3rd Floor, New East Ocean Center

9 Museum Road

Kowloon K3 NONE

December 23, 2016

Zeecol Limited

57 A Nayland Street

Christchurch 8081

Sumner, New Zealand

Attention: William Mook

Re:	Board Seat

Dear William:

Re:	Offer to join the Board of Directors

Dear William:

On behalf of Green Dragon Wood Products, Inc. (the “Company”), I am extremely pleased to invite you to become a member of the Company’s Board of Directors (the “Board”). We believe that your skills, expertise and knowledge will prove very helpful to the Company’s progress as we move towards the completion of our business combination.

In connection with your service as a director, we will recommend to the Board that you be granted 25,000 shares of the Company’s Common Stock quarterly beginning January 2, 2017 (“Board Compensation”). We will recommend that the shares become vested quarterly over a period of one (1) year. Please note that this offer and any granting of shares of the Company’s capital stock referenced in this offer letter are contingent upon approval of the Board.

In addition, you will be entitled to be reimbursed for reasonable expenses incurred by you in connection with your services to the Company in accordance with the Company’s established policies.

Your service on the Board of Directors will be in accordance with, and subject to, the Company’s Bylaws and the Articles of Incorporation, as such may be amended from time to time. In accepting this offer, you are representing to us that (i) you do not know of any conflict that would restrict you from becoming a director of the Company and (ii) you will not provide the Company with any documents, records or other confidential information belonging to any other parties.

You agree that you will be receiving the Board Compensation shares for investment purposes and not with a view to transfer, redistribute or dispose of such shares, except in accordance with SEC rules and regulations. You understand that both during the period that you are a director, and for ninety (90) days thereafter, you will be an “affiliate” of the Company and my your sales of any of the shares will be subject to the limitations imposed on affiliates.

If you wish to accept this offer, please sign below and return the fully executed letter to us. You should keep one copy of this letter for your own records. This letter sets forth the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We are looking forward to having you join us at the Company. We believe that your enthusiasm and past experience will be an asset to the Company and that you will have a positive impact on the organization.

Sincerely,

Green Dragon Wood Products, Inc.

William Lee

Accepted and agreed to this 23rd day of December, 2016

ZEECOL LIMITED

By: _______________________________

William Mook, CEO

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